The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 25, 2022

November , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc. and the SPDR® S&P 500® ETF Trust due November 29, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing value of each of the Class A subordinate voting shares of Shopify Inc., the Class A common stock of Meta Platforms, Inc. and the SPDR® S&P 500® ETF Trust, which we refer to as the Underlyings is greater than or equal to 50.00% of its Strike Value, which we refer to as an Interest Barrier.
•	If the closing value of each Underlying is greater than or equal to its Interest Barrier on any Interest Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Interest Review Date, any previously unpaid Contingent Interest Payments for prior Interest Review Dates.
•	The notes will be automatically called if the closing value of each Underlying on any quarterly Autocall Review Date is greater than or equal to its Strike Value.
•	The earliest date on which an automatic call may be initiated is February 23, 2023.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Interest Review Dates.
•	Investors will be exposed to the depreciation of the least performing of the Underlyings if the Final Value of any Underlying is less than 50.00% of its Strike Value, which we refer to as a Trigger Value, and the notes have not been automatically called, unless the Final Value of any other Underlying is greater than or equal to its Strike Value.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about November 25, 2022 (the “Pricing Date”) and are expected to settle on or about November 30, 2022. The Strike Value of each Underlying has been determined by reference to the closing value of that Underlying on November 23, 2022 and not by reference to the closing value of that Underlying on the Pricing Date.
•	CUSIP: 48133P5P4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $14.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $965.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The Class A subordinate voting shares of Shopify Inc., no par value (Bloomberg ticker: SHOP), and the Class A common stock of Meta Platforms, Inc., par value $0.000006 per share (Bloomberg ticker: META) (each a “Reference Stock” and collectively, the “Reference Stocks”) and the SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY) (the “Fund”) (each of the Reference Stocks and the Fund, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments: If the notes have not been automatically called and the closing value of each Underlying on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $16.6667 (equivalent to a Contingent Interest Rate of at least 20.00% per annum, payable at a rate of at least 1.66667% per month) (to be provided in the pricing supplement), plus any previously unpaid Contingent Interest Payments for any prior Interest Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing value of each Underlying on the Interest Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payments if the closing value of any Underlying on each subsequent Interest Review Date is less than its Interest Barrier.

Contingent Interest Rate: At least 20.00% per annum, payable at a rate of at least 1.66667% per month (to be provided in the pricing supplement)

Interest Barrier/Trigger Value: With respect to each Underlying, 50.00% of its Strike Value, which is $18.385 for the Class A subordinate voting shares stock of Shopify Inc., $56.12 for the Class A common stock of Meta Platforms, Inc. and $201.21 for the Fund

Strike Date: November 23, 2022

Pricing Date: On or about November 25, 2022

Original Issue Date (Settlement Date): On or about November 30, 2022

Interest Review Dates*: December 23, 2022, January 23, 2023, February 23, 2023, March 23, 2023, April 24, 2023, May 23, 2023, June 23, 2023, July 24, 2023, August 23, 2023, September 25, 2023, October 23, 2023, November 24, 2023, December 26, 2023, January 23, 2024, February 23, 2024, March 25, 2024, April 23, 2024, May 23, 2024, June 24, 2024, July 23, 2024, August 23, 2024, September 23, 2024, October 23, 2024 and November 25, 2024 (the “final Review Date”)

Autocall Review Dates*: February 23, 2023, May 23, 2023, August 23, 2023, November 24, 2023, February 23, 2024, May 23, 2024, and August 23, 2024

Interest Payment Dates*: December 29, 2022, January 26, 2023, February 28, 2023, March 28, 2023, April 27, 2023, May 26, 2023, June 28, 2023, July 27, 2023, August 28, 2023, September 28, 2023, October 26, 2023, November 29, 2023, December 29, 2023, January 26, 2024, February 28, 2024, March 28, 2024, April 26, 2024, May 29, 2024, June 27, 2024, July 26, 2024, August 28, 2024, September 26, 2024, October 28, 2024 and the Maturity Date

Maturity Date*: November 29, 2024

Call Settlement Date*:  If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date immediately following that Autocall Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing value of each Underlying on any Autocall Review Date is greater than or equal to its Strike Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Interest Review Dates, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and (i) the Final Value of any Underlying is greater than or equal to its Strike Value or (ii) the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date plus (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Interest Review Dates.

If the notes have not been automatically called and (i) the Final Value of each Underlying is less than its Strike Value and (ii) the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and (i) the Final Value of each Underlying is less than its Strike Value and (ii) the Final Value of any Underlying is less than its Trigger Value, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return:

With respect to each Underlying,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Underlying, the closing value of that Underlying on the Strike Date, which was $36.77 for the Class A subordinate voting shares stock of Shopify Inc., $112.24 for the Class A common stock of Meta Platforms, Inc. and $402.42 for the Fund. The Strike Value of each Underlying is not the closing value of that Underlying on the Pricing Date.

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Strike Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

How the Notes Work

Payments in Connection with Interest Review Dates Preceding the Final Review Date

PS-2 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-3 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 20.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 20.00% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
24	$400.0000
23	$383.3333
22	$366.6667
21	$350.0000
20	$333.3333
19	$316.6667
18	$300.0000
17	$283.3333
16	$266.6667
15	$250.0000
14	$233.3333
13	$216.6667
12	$200.0000
11	$183.3333
10	$166.6667
9	$150.0000
8	$133.3333
7	$116.6667
6	$100.0000
5	$83.3333
4	$66.6667
3	$50.0000
2	$33.3333
1	$16.6667
0	$0.0000

PS-4 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Interest Review Dates and the Autocall Review Dates. Each hypothetical payment set forth below assumes that the closing value of each Underlying that is not the Least Performing Underlying on (i) each Autocall Review Date is greater than or equal to its Strike Value and (ii) on each Interest Review Date is greater than or equal to its Interest Barrier (and therefore its Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	a Strike Value for the Least Performing Underlying of $100.00;
•	an Interest Barrier and a Trigger Value for the Least Performing Underlying of $50.00 (equal to 50.00% of its hypothetical Strike Value); and
•	a Contingent Interest Rate of 20.00% per annum (payable at a rate of 1.66667% per month).

The hypothetical Strike Value of the Least Performing Underlying of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Underlying. The actual Strike Value of each Underlying is the closing value of that Underlying on the Strike Date and is specified under “Key Terms — Strike Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

As used in this section, the “Best Performing Underlying” is the Underlying with the highest of the Underlying Returns of the Underlyings. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Autocall Review Date.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	$105.00	$16.6667
Second Interest Review Date	$50.00	$0
Third Interest Review Date (First Autocall Review Date)	$110.00	$1,033.3333
	Total Payment	$1,050.00 (5.00% return)

Because the closing value of each Underlying on the first Autocall Review Date, which is also the third Interest Review Date, is greater than or equal to its Strike Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,033.3333 (or $1,000 plus the Contingent Interest Payment applicable to the third Interest Review Date plus the unpaid Contingent Interest Payments for any prior Interest Review Dates), payable on the applicable Call Settlement Date. When added to the Contingent Interest Payment received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,050.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called, the Final Value of each Underlying is less than its Strike Value and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Closing Value of Best Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	N/A	$16.6667
Second Interest Review Date	$85.00	N/A	$16.6667
Third through Twenty-Third Interest Review Dates	Less than Interest Barrier	N/A	$0
Final Review Date	$90.00	$95.00	$1,366.6667
	Total Payment		$1,400.00 (40.00% return)

PS-5 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value, even though the Final Value of each Underlying is less than its Strike Value, the payment at maturity, for each $1,000 principal amount note, will be $1,366.6667 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date plus the unpaid Contingent Interest Payments for any prior Interest Review Dates). When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,400.00.

Example 3 — Notes have NOT been automatically called, the Final Value of at least one Underlying is greater than or equal to its Strike Value and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Closing Value of Best Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	$95.00	N/A	$16.6667
Second Interest Review Date	$80.00	N/A	$16.6667
Third through Twenty-Third Interest Review Dates	Less than Interest Barrier	N/A	$0
Final Review Date	$40.00	$105.00	$1,000.00
	Total Payment		$1,033.3333 (3.33333% return)

Because the notes have not been automatically called and the Final Value of at least one Underlying is greater than or equal to its Strike Value, even though the Final Value of the Least Performing Underlying is less than its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.  When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,033.3333.

Example 4 — Notes have NOT been automatically called, the Final Value of each Underlying is less than its Strike Value and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Closing Value of Best Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	$40.00	N/A	$0
Second Interest Review Date	$45.00	N/A	$0
Third through Twenty-Third Interest Review Dates	Less than Interest Barrier	N/A	$0
Final Review Date	$40.00	$80.00	$400.00
	Total Payment		$400.00 (-60.00% return)

Because the notes have not been automatically called, the Final Value of each Underlying is less than its Strike Value, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-6 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Final Value of each Underlying is less than its Strike Value and (ii) the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Strike Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date (and we will pay you any previously unpaid Contingent Interest Payments for any prior Interest Review Dates) only if the closing value of each Underlying on that Interest Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date. You will not receive any unpaid Contingent Interest Payments if the closing value of any Underlying on each subsequent Interest Review Date is less than its Interest Barrier. Accordingly, if the closing value of any Underlying on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may result in the notes not being automatically called on an Autocall Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED PRIMARILY BY THE LEAST PERFORMING UNDERLYING.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of each Underlying is less than its Strike Value, the Final Value of any Underlying is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.

PS-7 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-8 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Underlyings

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE FUND AND ITS UNDERLYING INDEX,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the value of the Fund or its Underlying Index (as defined under “The Underlyings” below).

•	NO AFFILIATION WITH EITHER REFERENCE STOCK ISSUER —

We have not independently verified any of the information about either Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for either Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE CLASS A SUBORDINATE VOTING SHARES OF SHOPIFY INC. —

The Class A subordinate voting shares of Shopify Inc. has been issued by a non-U.S. company.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

•	CURRENCY EXCHANGE RISK WITH RESPECT TO THE CLASS A SUBORDINATE VOTING SHARES OF SHOPIFY INC. —

Because the Class A subordinate voting shares of Shopify Inc. is quoted and traded in U.S. dollars on the New York Stock Exchange and quoted and traded in Canadian dollars on the Toronto Stock Exchange, holders of the notes will be exposed to currency exchange rate risk with respect to that non-U.S. currency. If the U.S. dollar strengthens against that non-U.S. currency, the price of the Class A subordinate voting shares of Shopify Inc. may be adversely affected and any payment on the notes may be reduced.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for

PS-9 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-10 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

The Underlyings

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number specified below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

According to its publicly available filings with the SEC, Shopify Inc., a Canadian company, is a global commerce company that offers merchants software to run their business across different sales channels, including web and mobile storefronts, physical retail locations, social media storefronts and marketplaces and enables merchants to manage products and inventory, process orders and payments, fulfill and ship orders, build customer relationships, source products, leverage analytics and reporting and access financing, all from one integrated back office. The Class A subordinate voting shares of Shopify Inc., no par value (Bloomberg ticker: SHOP), are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Shopify Inc. in the accompanying product supplement. Shopify Inc.’s SEC file number is 001-37400.

According to its publicly available filings with the SEC, Meta Platforms, Inc. (formerly known as Facebook, Inc.) builds products that enable people to connect and share through mobile devices, personal computers, virtual reality headsets and in-home devices. The Class A common stock of Meta Platforms, Inc., par value $0.000006 per share (Bloomberg ticker: META), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Meta in the accompanying product supplement. Meta Platforms, Inc.’s SEC file number is 001-35551.

The Fund is a registered investment company whose trust units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. The Fund seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the Underlying Index with respect to the Fund. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Fund, see “Fund Descriptions — The SPDR® S&P 500® ETF Trust” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values of one share of that Underlying from January 6, 2017 through November 18, 2022. The closing value of the Class A subordinate voting shares of Shopify Inc. on November 23, 2022 was $36.77. The closing value of the Class A common stock of Meta Platforms, Inc. on November 23, 2022 was $112.24. The closing value of the Fund on November 23, 2022 was $402.42. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Reference Stocks above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Interest Review Date or any Autocall Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

PS-11 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

PS-12 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions

PS-13 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for

PS-14 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust

implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-15 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Class A Subordinate Voting Shares of Shopify Inc., the Class A Common Stock of Meta Platforms, Inc.. and the SPDR® S&P 500® ETF Trust